EXHIBIT 3.5

                            ARTICLES OF AMENDMENT TO
                    ARTICLES OF INCORPORATION OF INFE, INC.,
                              A FLORIDA CORPORATION

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         Pursuant to the Florida  Business  Corporation  Act,  INFE,  INC.  (the
"CORPORATION") hereby certifies as follows:


1.   The name of the Corporation is Infe, Inc.

2. The amendments to the Corporation's Articles of Incorporation set forth below were duly adopted by unanimous written consent of the Board of Directors of the Corporation dated June 24, 2003 in accordance with Section 607.0602, Florida Statutes. In accordance with Section 607.0602, no shareholder vote is required for purposes of filing these Articles of Amendment.

3. As permitted under Section 8.1 of the Corporation's Articles of Incorporation, the Board of Directors has authorized and directed that the following new Section 8.1.1 Series A Preferred Stock be incorporated into its Articles of Incorporation to read, in its entirety, as follows:

         SECTION 8.1.1. SERIES A PREFERRED STOCK

         The Corporation shall be authorized to issue a series of Series A Convertible Preferred Stock of the Corporation to consist of one (1) share, par value $0.0001, and hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, in addition to those set forth in the Articles of Incorporation, as follows:

         (a) DESIGNATION. The designation for this single series of Preferred Stock shall be "Series A Convertible Preferred Stock," par value $0.0001 per share (the "SERIES A PREFERRED STOCK"). The number of authorized shares constituting the Series A Preferred Stock is one (1). The Series A Preferred Stock will have a liquidation preference as determined in Section (e) below.

         (b) RANK. With respect to the payment of dividends and other non-liquidation distributions on the capital stock of the Corporation, the Series A Preferred Stock shall be on parity with the common stock of the Corporation, par value $0.0001 per share (the "COMMON STOCK"), and with each other class or series of stock of the Corporation, whether such series and classes are now existing or are created in the future.

         (c) DIVIDENDS AND DISTRIBUTIONS. No dividends shall accrue on the Series A Preferred Stock. The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive dividends on a pro rata basis (on an as-converted basis) when, as and if declared by the Board of Directors out of

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any assets of the Corporation at the time legally available  therefor  (adjusted for stock splits or combinations of the Series A Preferred Stock, stock dividends paid in and on Series A Preferred Stock, or recapitalizations or any other similar transactions that have the effect of increasing or decreasing the number of shares represented by each outstanding share of Series A Preferred
Stock), per fiscal year (the "STATED DIVIDEND"). The right to dividends or distributions provided in this Section (c) shall not be cumulative and no right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares have not been declared in any prior year, nor shall any declared and unpaid dividends bear or accrue interest.

         (d) VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall, subject to applicable law, vote together with the holders of shares of the Common Stock as a single class on all matters to be voted on by the stockholders of the Corporation. Each holder of Series A Preferred Stock shall be entitled to one vote for each share of Common Stock into which the Series A Preferred Stock held by such holder is then convertible.

         (e)   LIQUIDATION RIGHTS.

               (i) LIQUIDATION PREFERENCE. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (collectively, a "LIQUIDATION"), before any distribution or payment shall be made to any of the holders of Common Stock, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation an amount equal to $0.0001 per share of Series A Preferred Stock plus all accrued but unpaid dividends thereof (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "LIQUIDATION AMOUNT") for each share of Series A Preferred Stock held by them.

               (ii) PRO RATA DISTRIBUTIOn. If, upon any Liquidation, the assets of the Corporation shall be insufficient to pay the Liquidation Amount in full to all holders of Series A Preferred Stock then the entire net assets of the Corporation shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled and such distributions may be made in cash or in property taken at its fair value (as determined in good faith by the Corporation's Board of Directors), or both, at the election of the Corporation's Board of Directors.

               (iii) DISTRIBUTIONS IN EXCESS OF LIQUIDATION AMOUNt. After payment in full of the Liquidation Amount, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of Common Stock and Preferred Stock (on an as converted basis).

         (f)   CONVERSION OF SERIES A PREFERRED STOCK INTO COMMON STOCK.

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               (i)    AUTOMATIC  CONVERSION.  Each  share of Series A  Preferred
                      Stock shall automatically be converted into Three Hundred Eighteen Million Eight Hundred Twenty Two Thousand Nine Hundred Three (318,822,903) fully paid, nonassessable shares of Common Stock (the "CONVERSION RATE"), upon the Corporation receiving the affirmative vote of a majority of its shareholders to increase the authorized number of shares of Common Stock by at least Three Hundred Million (300,000,000). Upon any such conversion, any declared but unpaid dividends shall be paid by the Corporation out of funds legally available therefore.

               (ii) MECHANICS OF CONVERSION. The conversion herein provided shall be exercised by any holder of Series A Preferred Stock by surrendering of a certificate or certificates (if certificates of Series A Preferred Stock have been issued) of the shares of Series A Preferred Stock to be so converted to the Corporation at its principal office at any time during its usual business hours, together with a statement of the name(s) (with address(es)) in which the certificate(s) for shares of Common Stock shall be issued. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates for such share or shares shall have been surrendered as aforesaid or if no share certificates were issued as of the close of business on the date notice of such conversion is given to the Corporation.

               (iii) ADJUSTMENT FOR STOCK SPLITS, COMMON STOCK DIVIDENDS AND COMBINATIONS. If outstanding shares of the Common Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect to the Common Stock of the Corporation, the Series A Conversion Rate shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Series A Conversion Rate in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination, be proportionately increased.

               (iv) ADJUSTMENT FOR OTHER DISTRIBUTIONS. In the event the Corporation at any time or from time to time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or

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                      securities  convertible  into or  exchangeable  for Common
                      Stock, then and in each such event, provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities to the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section (iv) with respect to the rights of the holders of Series A Preferred Stock.

               (V) REORGANIZATIONS. In case of (a) any capital reorganization or any reclassification of the Common Stock (other than as a result of a stock dividend, a subdivision or combination of shares provided for elsewhere in this 8.1.1, or (b) the merger, consolidation or reorganization of the Corporation into or with another entity through one or a series of related transactions, the holders of the Series A Preferred Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to such event, upon conversion of the Series A Preferred Stock, the kind and number of shares of Common Stock or other securities or property (including cash) to which such holders of Series A Preferred Stock would have been entitled if they had held the number of shares of Common Stock into which the Series A Preferred Stock was convertible immediately prior to such event, and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities, or property thereafter receivable upon conversion of the Series A Preferred Stock. Any adjustment made pursuant to this Section (v) shall become effective at the time as which such event becomes effective.

               (vi) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section (f) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

               (vii) ISSUER TAXES. The Corporation shall pay any and all issuer and other taxes that may be payable in respect of any

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                      issue  or  delivery   of  shares  of  Common   Stock  upon
                      conversion of the Series A Preferred Stock pursuant hereto; PROVIDED, HOWEVER, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

               (viii) FRACTIONAL  SHARES.  No fractional  shares of Common Stock may be issued upon conversion of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined in good faith by the Board of Directors) on the date of conversion.

         (g) SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and not right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

         IN WITNESS WHEREOF, the Corporation has caused this Articles of Amendment to be signed, under penalties of perjury, by a duly authorized officer of the Corporation.



Dated: Effective as of June 25, 2003      INFE, INC.



                                          By:      /s/ Thomas M. Richfield
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                                                   Thomas M. Richfield
                                                   President